Exhibit 10.3

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) dated as of                      (the “Effective Date”), is by and between CDGM., a company organized under the laws of PRC with its principal business offices at No. 6 South Jianshe Zhi Road, Chengdu City, Sichuan Province, PRC (“Supplier”), and LightPath CDGM Optical Company Ltd., a company organized under the laws of PRC with its principal business offices at No. 32 Xi Xin Avenue, High-New West Zone, Chengdu City, Sichuan Province, PRC (“Customer”).

RECITALS

A. Supplier is a manufacturer of moldable glass from which Customer can manufacture various lenses and other molded optics products.

B. Customer has provided Supplier with certain specifications set forth on Exhibit A attached hereto (the “LightPath CDGM Optical Specifications”) based upon which Supplier will provide for use by Customer.

C. Customer and Supplier desire to enter into this Agreement pursuant to which Supplier shall produce and sell to Customer, and Customer shall purchase from Supplier, Preforms with the LightPath CDGM Optical Specifications defined in Exhibit A.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and upon the terms and subject to the conditions contained in this Agreement, Customer and Supplier hereby agree as follows:

1. Definitions. When used in this Agreement, each of the following terms shall have the following meanings:

(a) “Affiliate”, with respect to a -Party, shall mean any corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such Party, but shall not include the Company; a person or entity shall be deemed to “control” another person or entity if the former possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the latter.

(b) Person. The term “Person” shall include not only individuals but also firms, associations, partnerships, companies, corporations, trusts, governmental bodies and other entities.

2. Appointment of Supplier. Subject to the terms and conditions of this Agreement, Customer hereby appoints Supplier as a supplier of preforms. Preforms shall be supplied to Customer in the form of glass balls of various sizes as set forth on Exhibit B attached hereto.

3. Term. The term of this Agreement shall be for the entire life of the Customer.

Supply of Preforms to Customer.

(a) Supply of Preforms. During the Term, Supplier agrees to supply Customer the number and sizes of Preforms as ordered by Customer from time to time by Customer’s written purchase order, which purchase orders shall set forth the general terms and conditions of sale in Customer’s then standard form (the “Purchase Order”). Within two (2) business day after receipt of a Purchase Order, Supplier shall execute and return to Customer an acknowledgment copy of such Purchase Order, together with a pro-forma invoice for the Preforms covered by that order. Supplier shall ship ordered Preforms on or before the date specified in the Purchase Order.

(b) Prices for Products. The prices charged by Supplier to Customer for the Preforms will be 90% of market value.

(c) Shipment and Payment Terms. Terms of shipment of the Preforms from Supplier to Customer shall be C.I.F. Customer’s place of business. Payment for Preforms shall be made in Ren Min Bi, in accordance with an invoice faxed or otherwise transmitted by Supplier to Customer. Each invoice shall state the date of shipment(s) of the applicable order(s) placed by Customer. Payment shall be sent by Customer within forty-five (45) days after receipt by Customer of the applicable shipment.

(d) Certification and Information. Supplier shall include with each shipment a certification in form and substance reasonably acceptable to Customer stating that the subject Preforms comply in respect with the Customer’s Specifications and shall further provide glass information, composition outlines, hazard information, and such other information reasonably requested by Customer relating to the subject Preforms.

(e) Noncompliant Preforms. If Preforms shipped to Customer do not comply with the Customer’s Specifications or the applicable Purchase Order, or are otherwise in a defective, damaged or unfit condition (other than as a result of any act by Customer), Customer will notify Supplier of such event and may reject the shipment or the portion thereof that is noncompliant, defective, damaged or unfit and shall receive a credit thereof on the applicable invoice. If Customer has made payment for all or any portion of such shipment, Supplier shall immediately refund Customer for the price paid for any rejected Preforms and all costs incurred by Customer in returning such Preforms. Supplier will have no obligation to replace or refund the cost of Preforms that are damaged by Customer.

7. Quality Control. Customer will provide Supplier with two sets of standard glass prefroms (the “Compliance Sets”) for the purpose of inspecting and comparing the quality of the Preforms manufactured for Customer with the Customer’s Specifications and determining compliance therewith. 9. Breach and Termination.

9. Breach and Termination.

(a) Termination by Supplier. Supplier shall have the right to terminate this Agreement by giving written notice to Customer if any of the following conditions occur:

(i) If Customer defaults in the performance or observance of any of its obligations under this Agreement or any Purchase Order and such default continues for 30 days after written notice specifying such default has been served on Customer; or

(ii) If Customer is adjudicated bankrupt or insolvent, or applies for or consents to the appointment of a trustee or receiver, or liquidation of its assets, or seeks relief under any law for the aid of debtors, or takes or permits any action under any law similar to the foregoing.

(b) Termination by Customer. Customer shall have the right to terminate this Agreement by giving written notice to Supplier if any of the following conditions occur:

(i) If Supplier defaults in the performance or observance of any of its obligations under this Agreement or under any Purchase Order and such default continues for 30 days after written notice specifying such default has been served on Supplier; or

(ii) If Supplier is adjudicated bankrupt or insolvent, or applies for or consents to the appointment of a trustee or receiver, or liquidation of its assets, or seeks relief under any law for the aid of debtors, or takes or permits any action under any law similar to the foregoing.

The foregoing rights of termination shall not be exclusive, and the exercise thereof by either party shall not preclude the exercise by such party of any other right or remedy that it may have by law against the other party on account of any default by the other party.

10. Indemnification. Supplier agrees to defend, indemnify and hold Customer harmless from and against any and all actions, suits, causes of action, judgments, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, at all trial and appellate levels and in mediation, arbitration or other alternative dispute resolution) (collectively, “Claims”) that are related in any way to (i) failure of any Preforms supplied hereunder to conform to the Customer’s Specifications, or (ii) any breach by Supplier of any representation or warranty of Supplier in this Agreement, or (iii) any breach by Supplier of any of its obligations under this Agreement. This provision and the obligations hereunder shall survive the expiration or earlier termination of this Agreement.

12. Miscellaneous Provisions.

(a) Notice. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic transfer (confirmed in writing by postal mail simultaneously dispatched) or [two] business days after having been dispatched by an internationally recognized overnight courier service to the appropriate party at the address specified below:

If to Customer:	LightPath CDGM (Chengdu) Optical Co. Ltd.
Fax:	( ) -
Attn:

If to Supplier:	Chengdu Guangming Optical Components Co., Ltd
Fax:	( ) -
Attention:

(b) Entire Agreement. This Agreement and any documents referred to herein, including the Purchase Orders, embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

(c) Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall insure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either party without the prior written consent of the other party, provided that Customer shall be entitled to assign this Agreement in connection with the sale of it or its business whether through a merger, consolidation, reorganization, stock sale, sale of all or substantially all of Customer’s assets or otherwise. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

(d) Captions. The captions and headings contained in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

(e) Amendment; Waiver; Consent. This Agreement may not be changed, amended, terminated (except as otherwise provided in Section 9), augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach. The parties hereby waive compliance with any bulk sales requirements applicable to this transaction.

(f) No Third Party Beneficiaries. Subject to Section 12(c) hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

(g) Governing Law; Binding Arbitration. This Agreement shall in all respects be construed in accordance with and governed by the laws of the PRC, without regard to conflict of law principles. Except as permitted by Section 6 above, if the parties should have a material dispute arising out of or relating to this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section; (ii) during the thirty (30) day period following the delivery of the notice described above, appropriate representatives of the parties will seek to resolve the disputed issue through negotiation; (iii) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration, in accordance with the then existing International Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; , regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (i) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than thirty (30) days.

(h) Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination or expiration of the Term will not be affected or diminished in any way by the termination or expiration of the Term.

(i) Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction. If any provision is determined to be invalid, ineffective or unenforceable in any jurisdiction, the remaining provisions will not be affected thereby, and the invalid, ineffective or unenforceable provision will, without further action by the parties, be amended automatically to effect the original purpose and intent of the invalid, ineffective, unenforceable provisions; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date set forth in the Preamble to this Agreement.

LightPath CDGM Optical Company Ltd.

By:
Name:
Title:

Chengdu Guangming Optical Components Co., Ltd

By:
Name:
Title:

Exhibit A

LightPath Glass and Preform Specifications

Glass Requirements

Glass Specifications

Parameter	Target Value	Tolerance
nd (at 587.56 nm)	per Glass Type	± 0.0005
Vd (at 587.56 nm)	per Glass Type	± 0.8%
t at 450 nm [%]	> per Glass Type	Minimum value
t at 650 nm [%]	> per Glass Type	Minimum value
t at 980 nm [%]	> per Glass Type	Minimum value
t at 1600 nm [%]	> per Glass Type	Minimum value
dn/dt [x 10-6/°C]	per Glass Type	± 0.03 x 10-6/°C
CTE [x 10-6/°C]	per Glass Type	± 0.01 x 10-6/°C
Tg [°C]	per Glass Type	± 5 °C
Specific Gravity (g/cm3)	per Glass Type	± 0.02 g/cm3
Birefringence	< 10 nm/cm	Maximum value
Striae	None visible	Maximum value
Bubble Group	1	Maximum value

Measurements of nd and Vd as well as evaluations of the striae and bubble group are used to qualify each melt. All other parameters are required only for the first melt. Upon completion of a new melt, the vendor should provide all the required data as specified above. No performs should be fabricated from this new melt until approval has been received from customer.

The refractive index nd and abbe number Vd must be measured using refractometry. The refractive index of a prism cut from the new melt must be measured using an Abbe refractometer. For the first melt, measurements of the refractive index have to cover at least 20 data points, from 400 nm to 1600 nm, including index at the following wavelengths: nf (at 486.13 nm), nd (at 587.56 nm), and nc (at 656.27 nm). For subsequent melts, only three data points can be measured: nf, nd, and nc.

Transmission t through an uncoated 10 mm thick witness sample (including reflection losses) must be measured from 400 nm to 1600 nm.

The variation of the refractive index with temperature (dn/dt) must be measured in a test chamber from – 40°C to + 80°C using an interferometric method.

The Coefficient of Thermal Expansion (CTE) must be measured in a test chamber using an interferometric method in two different ranges: – 40°C to 80°C and TBD.

The test method for Tg determination must be Differential Scanning Calorimetry (DSC).

The bubble group 1 is defined as the total cross section of bubbles in 100 ml of glass < 0.12 mm2. This bubble group should include other inclusions as well as bubbles.

All measurements must be made on fine annealed glass.

Preform Requirements

Specifications of the perform requirements will be as per drawing.